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Exhibit 10.10

Form Of Non-Employee Director
Restricted Stock Award Agreement

        THIS RESTRICTED STOCK AWARD AGREEMENT ("Agreement") has been entered into as of the 7th day of May, 2003, among Simon Property Group, L.P., a Delaware limited partnership (the "Partnership"), and [            ] ("[use last name]"), a member of the Board of Directors ("Board") of Simon Property Group, Inc., a Delaware corporation (the "Corporation"), the sole general partner of the Partnership, pursuant to the Simon Property Group, L.P. 1998 Stock Incentive Plan, as amended (the "Plan").

        WHEREAS, the Compensation Committee of the Board (the "Committee") has been appointed to administer the Plan; and

        WHEREAS, the Plan provides for automatic awards of restricted Common Stock to certain non-employee Directors of the Corporation upon their election and re-election to the Board; and

        WHEREAS, the Plan also provides for an additional award of restricted Common Stock to those persons who serve as a Chairman of one of the Board's standing committees; and

        WHEREAS, [    ], having been duly elected to the Board (and having been appointed to serve as the Chairman of the [    ] Committee of the Board), the parties hereto desire to set forth the terms and conditions of [    ]'s restricted stock award;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

        1.    Capitalized Terms.    All capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Plan.

        2.    Award.    The restricted stock award is for [    ] shares of Common Stock, subject to satisfaction of the vesting and other conditions set forth in this Agreement and the Plan, as the same may be amended or modified from time to time by the Committee or the Board of Directors of the Company.

        3.    Vesting.    Shares of Common Stock awarded hereunder shall be distributed to [    ] subject to the following vesting schedule and the provisions of paragraph 4 below: twenty-five percent (25%) of the shares shall vest on January 1 of each of the next four consecutive calendar years, the first such date being January 1, 20    ; provided that [    ] is a member of the Board on the date of vesting. Any awarded shares which do not vest because [    ] is not a member of the Board on the date of vesting shall be forfeited.

        4.    Deferred Compensation Plan.    [    ] hereby irrevocably directs that shares of Common Stock awarded pursuant to this Agreement and the Plan shall be deposited in the Corporation's Director Deferred Compensation Account ("Deferred Plan"), and shall remain in the Deferred Plan notwithstanding any vesting thereof during [    ]'s tenure as a member of the Board. Any dividends payable with respect to the Common Stock awarded pursuant to this Agreement shall be automatically reinvested in additional Common Stock of the Corporation which shall also be held in the Deferred Plan upon the same terms and conditions.

        5.    Plan Controlling.    The terms and conditions set forth in this Agreement are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations of the Committee with respect to the Plan and this Agreement shall be binding and conclusive upon [    ] and [his or her] legal representatives.

        6.    Qualification of Rights.    Neither this Agreement nor the existence of the restricted stock award described herein shall be construed as giving [    ] any right (a) to be retained as a Director of the Corporation or any of its affiliates; or (b) as a shareholder with respect to the shares of Common Stock underlying the award until such shares have fully vested, but subject in all cases to the terms and conditions of this Agreement and the Plan.

        7.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

        8.    Notices.    All notices and other communications required or permitted under this Agreement shall be in writing, signed by or on behalf of the party by which given, and shall be considered to have been duly given when (a) delivered by hand, (b) sent by telecopier (with receipt confirmed), provided that a copy is mailed (on the same date) by certified or registered mail, return receipt requested, postage prepaid, or (c) received by the addressee, if sent by Express Mail, Federal Express or other reputable express delivery service (receipt requested), or by first class certified or registered mail, return receipt requested, postage prepaid, addressed as follows: if to the Partnership or the Corporation, to the Corporation's executive offices in Indianapolis, Indiana, and if to [    ] or [his or her] successor, to the address last furnished by [    ] to the Corporation. Each notice and communication shall be deemed to have been given when received by the Corporation or [    ].

        9.    Representations and Warranties of Participant.    [    ] represents and warrants that he or she has received and reviewed a copy of the Plan.

        10.    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

        11.    Waiver.    The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

        12.    Titles.    Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Agreement. The masculine pronoun shall include the feminine and neuter and the singular shall include the plural, when the context so indicates. *

*    *    *    *

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PARTNERSHIP:
SIMON PROPERTY GROUP, L.P., a Delaware limited partnership
By: SIMON PROPERTY GROUP, INC., a Delaware corporation, its general partner
By:
CORPORATION:
By: SIMON PROPERTY GROUP, INC., a Delaware corporation, its general partner
By:
DIRECTOR:
By:	[Director Name]

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Form Of Non-Employee Director Restricted Stock Award Agreement